UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2011

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 8.01. The term the “Apple REIT Companies” means Apple REIT Six, Inc. Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc.

Item 8.01.  Other Events.

Legal Proceedings

On November 16, 2011, a shareholder of the Company filed a putative class action lawsuit captioned Barbara Blazer v. Apple REIT Nine, Inc., et al., Case No. 653186/2011, in the Supreme Court of the State of New York against the Company, Glade M. Knight, David Lerner Associates, Inc., and David Lerner. The complaint, purportedly brought on behalf of all purchasers of units in the Company and on behalf of a subclass of shareholders who reinvested in the Company and opted not to redeem their units, asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The complaint also asserts claims for breach of fiduciary duty against the Company and Glade Knight, for aiding and abetting breach of fiduciary duty against David Lerner and David Lerner Associates, and for false advertising against David Lerner and David Lerner Associates. The lawsuit seeks certification of the class and subclass, monetary damages, rescission of share purchases, elimination of redemption restrictions, and costs and expenses. The complaint alleges, among other things, that: (1) the registration statements and prospectuses of the Company failed to disclose material information concerning the value of the units of the prior Apple REIT Companies, and (2) David Lerner Associates solicited purchases and induced investors to reinvest shares of the Company by means of false and misleading statements concerning the distributions paid by prior Apple REIT Companies. We believe that these claims against us and Glade Knight are without merit, and we intend to defend against them vigorously. At this time, we cannot reasonably predict the outcome of these proceedings or an estimate of damages or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 23, 2011

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